Exhibit 99.1

NEWS RELEASE

Visteon Appoints David G. Pettyes as Vice President and Chief Human Resources Officer

VAN BUREN TOWNSHIP, Mich., Oct. 12, 2015 — Visteon Corporation (NYSE:VC), a global supplier of vehicle cockpit electronics, has appointed David G. Pettyes as vice president and chief human resources officer. Pettyes has more than 20 years of global human resources experience and joins Visteon from Delphi Corp., where he was a vice president of global human resources. In his most recent assignments, he led human resources for the Packard Electrical/Electronic Architecture Division and Delphi Asia Pacific, after previously serving as vice president, global HR, for Delphi’s Electronics and Safety Division.

Pettyes, 44, reports to Visteon President and CEO Sachin Lawande. As a corporate officer and member of Visteon’s global leadership team, he is responsible for the company’s global human resources strategy and programs, including recruitment and development, compensation and benefits, labor relations and organizational structure.

“Dave is a results-oriented leader whose experience in automotive and technology environments, and his success building HR capabilities in Asia, Europe and the Americas, make him an ideal fit for Visteon,” Lawande said. “We are thrilled to have Dave onboard to help build a culture that will drive Visteon’s success as a flexible, technology-focused company.”

Pettyes was recently based in Shanghai, China, as vice president of global HR for Packard – the largest division within Delphi – supporting 120,000 employees and $8.5 billion in revenue, and leading HR activities for Delphi in the Asia Pacific region. During his career, Pettyes has been responsible for a broad range of HR disciplines, including organizational development, leadership and talent development, succession planning process design, global compensation, HR information systems and labor relations. He began his career in HR roles with General Motors Corp. before joining Delphi when it became independent in 1999. With Delphi, he served in various plant, corporate and divisional positions of increasing responsibility, including personnel director of a multi-plant, multi-division site; corporate global director of compensation, payroll and HR information systems; and global HR director for the gas engine management systems unit within Delphi’s Powertrain division; before being named a vice president in 2011.

Pettyes has both bachelor’s and master’s degrees from Michigan State University.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of driver information and controls, audio and infotainment, and domain controllers; its brands include Lightscape®, OpenAir® and SmartCore™. With corporate offices in Van Buren Township, Michigan, (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has more than 11,000 employees at 50 facilities in 21 countries. Visteon had sales of $2.6 billion in 2014. Learn more at www.visteon.com.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

2